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                                                                 Exhibit 10.23.2

                                    AMENDMENT
                                     TO THE
                              REINSURANCE AGREEMENT
                                      AMONG

Platte River Insurance Company (hereinafter referred to as the "Ceding Company") and Darwin National Assurance Company (hereinafter referred to as "Reinsurer" or "Darwin").

WHEREAS, the parties desire to modify certain terms and conditions of the Reinsurance Agreement between the parties dated July 1, 2005;

NOW, THEREFORE, for the consideration mentioned and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties do agree as follows:

      1. The parties hereby agree that the effective date for the Agreement shall be October 1, 2005 instead of the previously referenced July 1, 2005.

      2. The definition of Reinsurance Effective Date in Article I is hereby amended in its entirety as follows:

            "Reinsurance Effective Date" shall be October 1, 2005.

      3.    Article 5 (A) is hereby amended in its entirety as follows:

            The Ceding Company will compute and credit the amount due to the Reinsurer in consideration for the reinsurance provided hereunder a sum equal to the September 30, 2005 GAAP book value of the loss and loss adjustment expense reserves and unearned premium, less any deferred acquisition expense related to the unearned premium, for the Policies, less any ceded unearned premiums and reinsurance receivables from unaffiliated reinsurers on paid and unpaid Losses for the Policies. In addition to any other amounts due Ceding Company, Reinsurer shall reimburse Ceding Company for any and all amounts paid and/or payable by Ceding Company to DPU under the Underwriting Management Agreement between DPU and Ceding Company effective December 12, 2003.

      4.    Article 5 (B) is hereby amended in its entirety as follows:

            By December 31, 2005, the Ceding Company will remit to the Reinsurer the consideration to be calculated pursuant to paragraph A. of this Article. The form of the total consideration may include reinsurance recoverables relating to business reinsured (credited at full GAAP book value), cash, and invested assets of the entities reinsured (as determined by the Ceding Company and credited at market value). All invested assets transferred shall be free and clear of all claims, liens and encumbrances. The Ceding Company and the Reinsurer may, upon mutual agreement, offset amounts due under this Agreement against other amounts due between the parties.

      5. This Amendment may be executed in counterparts of like form, each of which, when executed, shall be deemed together an original and all of which taken together shall constitute one and the same instrument.

      6. Except as hereby amended, the terms and provisions of the Agreement shall remain in full force and effect. This Amendment shall be effective as of the inception of the Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized representatives.

Darwin National Assurance Company                       Platte River Insurance Corporation


By: /s/ John L. Sennott, Jr.                            By: /s/ David F. Pauly
    ______________________________________________          ________________________________________

Name: John L. Sennott, Jr.                              Name: David F. Pauly
      ____________________________________________            ______________________________________

Title: CFO                                              Title: President
       ___________________________________________             _____________________________________

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